Exhibit 99.1

CIT Declares Dividends

NEW YORK — April 16, 2018 — CIT Group Inc. (NYSE: CIT) today announced that its board of directors has declared a quarterly cash dividend of $0.16 per common share on its outstanding common stock. The common stock dividend is payable on May 25, 2018 to common shareholders of record as of May 11, 2018.

The CIT Board also declared the semi-annual dividend on the Series A preferred stock of $29.00 per share payable on June 15, 2018 to preferred stockholders of record as of May 31, 2018.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with approximately $50 billion in assets as of Dec. 31, 2017. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has approximately $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information, visit cit.com.

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CIT MEDIA RELATIONS:

John Moran

212-461-7705

john.moran@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

973-740-5058

Barbara.Callahan@cit.com